+--------+
| FORM 3 |          U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                  WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person

    Sulzer Medica USA Holding Co.
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

     3 East Greenway Plaza, Suite 1600
    ----------------------------------------------------------------------------
                                   (Street)

       Houston,                      Texas                            77046
    ----------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)               12/27/00
                                                                  --------------

3.  IRS or Social Security Number of Reporting Person (Voluntary)
                                                                  --------------

4.  Issuer Name and Ticker or Trading Symbol  Capital Partners II Ltd.
                                            ------------------------------------
    Liquidating Trust
    ----------------------------------------------------------------------------

5.  Relationship of Reporting Person to Issuer (Check all applicable)

    [ ] Director    [ ] Officer             [X] 10% Owner    [ ] Other
                        (give title below)                       (specify below)


    ----------------------------------------------------------------------------

6.  If Amendment, Date of Original (Month/Day/Year)
                                                    ----------------------------

7.  Individual or Joint/Group Filing (check Applicable Line)

       Form filed by One Reporting Person
   ---

    X  Form filed by More than One Reporting Person
   ---

             TABLE 1--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
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

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   Trust Units        21,627               (D)
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
*If the Form is filed by more than one Reporting Person, see Instruction
5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

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 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                                  Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                  Year)                                                Derivative      or In-
                              ----------------------------------------------------     Security        direct (I)
                               Date      Expira-                        Amount or                      (Instr. 5)
                               Exer-     tion            Title          Number of
                               cisable   Date                           Shares
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

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
Explanation of Responses:


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

                                     /s/ David S. Wise              1/3/01
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date
                              On behalf of Sulzer Medica USA
                              Holding Co.
                              Name:  David S. Wise
                              Title: Secretary

                            Joint Filer Information
                            -----------------------


Name:        Sulzer AG

IRS Number:  98-0109623

Address:     Zurcherstrasse 12, P.O. Box 414, CH-8401  Winterthur, Switzerland

Designated Filer:    Sulzer Medica USA Holding Co.

Date of Event Requiring Statement:     12/27/00

Ownership form: Indirect, Trust Units owned directly by Sulzer Medica USA Holding Co.


Signature:    /s/ Roman Beran                              1/3/01
           --------------------------------       -------------------------
           On behalf of Sulzer AG                           Date
           Name:  Roman Beran
           Title: Deputy Vice President and
                  General Counsel, Head of
                  Legal Department


Signature:    /s/ Kurt Haegi                               1/3/01
           --------------------------------      -------------------------
           On behalf of Sulzer AG                           Date
           Name:  Kurt Haegi
           Title: Secretary General


Name:     Sulzer Medica Ltd.

Address:  Zurcherstrasse 12, CH-8401 Winterthur, Switzerland

Designated Filer:  Sulzer Medica USA Holding Co.

Date of Event Requiring Statement:   12/27/00

Ownership form: Indirect, Trust Units owned directly by Sulzer Medica USA Holding Co.


Signature:    /s/ Andre P. Buchel                        1/3/01
           --------------------------------      -------------------------
           On behalf of SulzerMedica Ltd.                 Date
           Name:  Andre P. Buchel
           Title: Chief Executive Officer


Signature:    /s/ Vanessa Oelz                           1/3/01
           --------------------------------      -------------------------
           On behalf of Sulzer Medica Ltd.                Date
           Name:  Vanessa Oelz
           Title: Secretary General

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